Exhibit 99.23(g)(vi)

GLOBAL

CUSTODIAL SERVICES AGREEMENT

OLD WESTBURY FUNDS INC.

GCSA 2000 - V.11.9.2002 (Std/Neg )

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	ESTABLISHMENT OF ACCOUNTS	2

3.	CUSTODY ACCOUNT PROCEDURES	2

4.	CASH ACCOUNT PROCEDURES	2

5.	INSTRUCTIONS	3

6.	PERFORMANCE BY THE CUSTODIAN	3

7.	TAX STATUS/WITHHOLDING TAXES	4

8.	USE OF THIRD PARTIES	5

9.	REPRESENTATIONS	5

10.	SCOPE OF RESPONSIBILITY	6

11	SUBROGATION	7

12.	INDEMNITY	7

13.	LIEN AND SET OFF	7

14.	FEES AND EXPENSES	8

15.	CITIGROUP ORGANISATION INVOLVEMENT	8

16.	RECORDS AND ACCESS	8

17.	INFORMATION	8

18.	ADVERTISING	9

19.	TERMINATION	9

20.	FOREIGN SUBCUSOTODIANS	10

21.	GOVERNING LAW AND JURISDICTION	11

22.	MISCELLANEOUS	11

	SIGNATURES	12

Schedules:
Schedule A – Portfolios
Schedule B – Reports
Fee Schedule

GCSA 2000 - V.11.9.2002 (Std/Neg )

THIS GLOBAL CUSTODIAL SERVICES AGREEMENT is made as of March 16, 2005 by and between Old Westbury Funds, Inc., a Maryland corporation and an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Client “), and Citibank, N.A. acting through its offices located in New York, New York (the “Custodian”).

1.	DEFINITIONS AND INTERPRETATION

(A)	Definitions.

“Authorized Person” means the Client or any person (including any individual or entity) authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person) in a notice reasonably acceptable to the Custodian.

“Cash” means all cash or cash equivalents in any currency received and held on the terms of this Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. shall be a separate member of the Citigroup Organization.

“Clearance System” means any clearing agency, settlement system or depository (including any entity that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system for the central handling of Securities) used in connection with transactions relating to Securities and any nominee of the foregoing.

“Fee Schedule” means the schedule referred to in Section 14, as annexed hereto.

“Instructions” means any and all written instructions (including approvals, consents and notices) received by the Custodian from, or reasonably believed by the Custodian to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Custodian.

“Portfolio” means each series of the Client set forth on Schedule A annexed hereto, as such Schedule A may be amended from time to time.

“Securities” means any financial asset (other than Cash) from time to time held for the Client on the terms of this Agreement.

“Subcustodian” means any subcustodian appointed by the Custodian in accordance with the terms of this Agreement, including Section 20 below.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash, (ii) the transactions effected under this Agreement or (iii) the Client; provided that “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its agents.

(B)	Interpretation.

References in this Agreement to schedules shall be deemed to be references to schedules, the terms of which shall be incorporated into and form part of this Agreement.

GCSA 2000 - V.11.9.2002 (Std/Neg)

2.	ESTABLISHMENT OF ACCOUNTS

(A)	Accounts. The Client authorizes the Custodian to establish on its books, pursuant to the terms of this Agreement, (i) a custody account or accounts (the “Custody Account”) and (ii) a cash account or accounts (the “Cash Account”) for each Portfolio. The Custody Account will be a custody account for the receipt, safekeeping and maintenance of Securities, and the Cash Account will be a current account for Cash, in each case solely for the assets of the Portfolio for which such Custody Account or Cash Account is established.

(B)	Acceptance of Securities and Cash. The Custodian will accept (i) for custody in each Custody Account, Securities of any kind and (ii) for deposit in each Cash Account, Cash in any currency.

(C)	Designation of Accounts.

(i)	Each Custody Account will be in the name of the Client or such other name as the Client may reasonably designate and will indicate that Securities do not belong to the Custodian and are segregated from the Custodian’s assets.

(ii)	Each Cash Account will be in the name of the Client or such other name as the Client may reasonably designate and will be held by the Custodian as banker.

(D)	Segregation.

(i)	The Custodian will hold Securities with a Subcustodian only in an account which holds exclusively assets held by the Custodian for its customers. The Custodian will direct each Subcustodian to identify on its books that Securities are held for the account of the Custodian as custodian for its customers. The Custodian will direct each Subcustodian to hold Securities in a Clearance System only in an account of the Subcustodian which holds exclusively assets held by the Subcustodian for its customers.

(ii)	Any Securities deposited by the Custodian with a Subcustodian will be subject only to the instructions of the Custodian, and any Securities held in a Clearance System for the account of a Subcustodian will be subject only to the instructions of the Subcustodian.

(iii)	The Custodian shall require each Subcustodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Subcustodian.

3.	CUSTODY ACCOUNT PROCEDURES

(A)	Credits to the Custody Account. The Custodian is not obligated to credit Securities to a Custody Account before receipt of such Securities by final settlement.

(B)	Debits to the Custody Account. If the Custodian has received Instructions that would result in the delivery of Securities exceeding credits to a Custody Account for that Security, the Custodian may reject the Instructions or may decide which deliveries it will make (in whole or in part and in the order it selects).

(C)	Denomination of Securities. The Client shall bear the risk and expense associated with investing in Securities denominated in any currency.

4.	CASH ACCOUNT PROCEDURES

(A)	Credits and Debits to the Cash Account. The Custodian is not obliged to make a credit or debit to a Cash Account before receipt by the Custodian of a corresponding and final payment in cleared funds. If the Custodian makes a credit or debit before such receipt, the Custodian may at any time reverse all or part of the credit or debit (including any interest thereon), make an appropriate entry to such Cash Account, and if it reasonably so decides, require repayment of any amount corresponding to any debit.

GCSA 2000 - V.11.9.2002 (Std/Neg)

(B)	Debit Balances in the Cash Account. The Custodian is not obliged to make any debit to a Cash Account which might result in or increase a debit balance. The Custodian may make any debit to a Cash Account even if this results in (or increases) a debit balance. If the total amount of debits to the Cash Account at any time would otherwise result in a debit balance or exceed the immediately available funds credited to such Cash Account, the Custodian may decide which debits it will make (in whole or in part and in the order it selects).

(C)	Payments. The Custodian may at any time cancel any extension of credit. The Client will transfer to the Custodian on closure of a Cash Account and otherwise on demand from the Custodian sufficient immediately available funds to cover any debit balance on such Cash Account or any other extension of credit and any interest, fees and other amounts owed.

(D)	Foreign Currency Risks. The Client shall bear the risk and expense associated with Cash denominated in any currency.

5.	INSTRUCTIONS

The Custodian is entitled to rely and act upon Instructions of any Authorized Person until the Custodian has received notice of any change from the Client and has had a reasonable time to note and implement such change. The Custodian is authorized to rely upon any Instructions received by any means, provided that the Custodian and the Client have agreed upon the means of transmission and the method of identification for the Instructions. In particular:

(i)	The Client and the Custodian will comply with security procedures designed to verify the origination of Instructions.

(ii)	The Custodian is not responsible for errors or omissions made by the Client or resulting from fraudulent actions by the Client or the duplication of any Instruction by the Client, and the Custodian may act on any Instruction by reference to an account number only, even if any account name is provided.

(iii)	The Custodian may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)	The Custodian may decide not to act on an Instruction where it reasonably doubts its contents, authorization, origination or compliance with any security procedures and will promptly notify the Client of its decision.

(v)	If the Custodian acts on any Instruction sent manually (including facsimile or telephone), then, if the Custodian complies with the security procedures, the Client will be responsible for any loss the Custodian may incur in connection with that Instruction. The Client expressly acknowledges that the Client is aware that the use of [manual] forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)	Instructions are to be given in the English language.

(vii)	The Custodian is obligated to act on Instructions only within applicable cut-off times on banking days when the Custodian and the applicable financial markets are open for business.

(viii)	In some securities markets, securities deliveries and payments therefore may not be or are not customarily made simultaneously. Accordingly, notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Custodian may make or accept payment for or delivery of Securities at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

GCSA 2000 - V.11.9.2002 (Std/Neg)

6. PERFORMANCE BY THE CUSTODIAN

(A)	Custodial Duties Requiring Instructions. The Custodian shall carry out the following actions only upon receipt of and in accordance with specific Instructions:

(i)	make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement;

(ii)	deal with rights, conversions, options, warrants and other similar interests or any other discretionary right in connection with Securities; and

(iii)	carry out any action affecting Securities or a Custody Account or Cash or a Cash Account other than those specified in Section 6(B) below, but in each instance subject to the agreement of the Custodian.

(B)	Non-Discretionary Custodial Duties. Absent a contrary Instruction, the Custodian shall carry out the following without further Instructions:

(i)	in the Client’s name or on its behalf, sign any affidavits, certificates of ownership and other certificates and documents relating to Securities which may be required (i) to obtain any Securities or Cash or (ii) by any tax or regulatory authority;

(ii)	collect, receive, and/or credit the appropriate Custody Account or Cash Account, as appropriate, with all income, payments and distributions in respect of Securities and any capital arising out of or in connection with Securities (including all Securities received by the Custodian as a result of a stock dividend, bonus issue, share sub-division or reorganization, capitalization of reserves or otherwise) and take any action necessary and proper in connection therewith;

(iii)	exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates;

(iv)	notify the Client of notices, circulars, reports and announcements which the Custodian has received, in the course of acting in the capacity of custodian, concerning Securities held on the Client’s behalf that require discretionary action;

(v)	make any payment by debiting the appropriate Cash Account or any other designated account of the Client with the Custodian as required to effect any Instruction; and

(vi)	attend to all non-discretionary matters in connection with anything provided in this Section 6(B) or any Instruction.

7.	TAX STATUS/WITHHOLDING TAXES

(A)	Information. The Client will provide the Custodian, from time to time and in a timely manner, with information and proof (copies or originals) as the Custodian reasonably requests, as to the Client’s and/or the underlying beneficial owner’s tax status or residence. Information and proof may include, as appropriate, executing certificates, making representations and warranties, or providing other information or documents in respect of Securities, as the Custodian deems necessary or proper to fulfill obligations under applicable law.

(B)	Payment. If any Taxes become payable with respect to any payment to be made to the Client, such Taxes will be payable by the Client and the Custodian may withhold the Taxes from such payment. The Client shall remain liable for any deficiency. Upon receipt of proper Instructions, the Custodian may pay any such Taxes and reimburse itself by debiting the appropriate Cash Account held hereunder.

(C)	Tax Relief. In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian shall apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided the Client provides to the Custodian such documentation and information as to it or its underlying beneficial owner clients as is necessary to secure such tax relief.

GCSA 2000 - V.11.9.2002 (Std/Neg)

However, in no event shall the Custodian be responsible, or liable, for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

8.	USE OF THIRD PARTIES

(A)	General Authority.

(i)	The Custodian is hereby authorized to appoint Subcustodians and administrative support providers as its delegates and to use or participate in market infrastructures and Clearance Systems to perform any of the duties of the Custodian under this Agreement.

(ii)	Subcustodians are those persons utilized by the Custodian for the safe-keeping, clearance and settlement of Securities.

(iii)	Administrative support providers are those persons utilized by the Custodian to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

(iv)	Market infrastructures are public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services. Market infrastructures are not delegates of the Custodian.

(v)	Securities deposited with Clearance Systems hereunder will be subject to the laws, rules, statements of principle and practices of such Clearance Systems. Clearance Systems are not delegates of the Custodian.

(B)	Responsibility.

(i)	The Custodian shall act in good faith and use reasonable care in the selection and continued appointment of Subcustodians and administrative support providers

(ii)	The Custodian may deposit or procure the deposit of Securities with any Clearance System as required by law, regulation or best market practice. The Custodian has no responsibility for for performance by any Clearance System or market infrastructure.

(C)	Shareholders Voting. The Custodian’s only obligation in regard to any matter where the Client may exercise shareholder voting rights will be to provide shareholder voting services as specified in a separate proxy services letter between the Custodian and the Client.

9.	REPRESENTATIONS

(A)	General. The Client and the Custodian each represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

GCSA 2000 - V.11.9.2002 (Std/Neg)

(v)	Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done prior to the commencement of performance under this Agreement (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)	It has authority to deposit the Securities received in the respective Custody Accounts and the Cash in the respective Cash Accounts and there is no claim or encumbrance that adversely affects any delivery of Securities or payment of Cash made in accordance with this Agreement;

(ii)	Where it acts as an agent on behalf of any of its own customers, whether or not expressly identified to the Custodian from time to time, any such customers shall not be customers or indirect customers of the Custodian; and

10.	SCOPE OF RESPONSIBILITY

(A)	Standard of Care. The Custodian shall exercise the due care of a professional custodian for hire.

(B)	Limitations on Losses. The Custodian will not be responsible for any loss or damage suffered by the Client unless the loss or damage results from the Custodian’s negligence, willful misconduct or fraud or the negligence, willful misconduct or fraud of its nominees or any Subcustodian or administrative support provider; in the event of such negligence, willful misconduct or fraud the liability of the Custodian in connection with the loss or damage will not exceed (i) the lesser of replacement of any Securities or the market value of the Securities to which such loss or damage relates at the time the Client reasonably should have been aware of such negligence, willful misconduct or fraud and (ii) replacement of Cash, plus (iii) compensatory interest up to that time at the rate applicable to the currency relating to such loss. Under no circumstances will the Custodian be liable to the Client for consequential loss or damage, even if advised of the possibility of such loss or damage.

(C)	Limitations on the Custodian’s Responsibility.

(i)	General. The Custodian is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given in accordance with this Agreement. The Custodian shall have no implied duties or obligations.

(ii)	Sole Obligations of the Custodian. The Client understands and agrees that (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Custodian) and (ii) the rights of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to any other member of the Citigroup Organization.

(iii)	Liability for Third Parties. The Custodian shall be responsible for the acts, omissions, or defaults of any Subcustodians or administrative support providers, if such acts, omissions, or defaults result in a loss to the Client, to the same extent the Custodian would be liable to the Client if the Custodian were providing the relevant services directly to the Client. Except as provided in Sections 8 and 10(B) hereof, the Custodian is not responsible for the acts, omissions, defaults or insolvency of any broker, counterparty or issuer of Securities.

(iv)	Performance Subject to Laws. The Client understands and agrees that the Custodian’s performance of this Agreement is subject to the relevant local laws, regulations, decrees, orders and government acts, and the rules, operating procedures and practices of any relevant stock exchange, Clearance System or market where or through which Instructions are to be carried out and to which the Custodian is subject and as exist in the country in which any Securities or Cash are held.

GCSA 2000 - V.11.9.2002 (Std/Neg)

(v)	Prevention of Performance. The Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance is prevented, hindered or delayed by a Force Major Event, in such case its obligations will be suspended for so long as the Force Major Event continues. “Force Major Event” means any event due to any cause beyond the reasonable control of the Custodian, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of communications system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government.

(vi)	Client’s Reporting Obligations. The Client shall be solely responsible for all filings, tax returns and reports on any transactions in respect of Securities or Cash or relating to Securities or Cash as may be required by any relevant authority, whether governmental or otherwise; provided that at the Client’s reasonable request, the Custodian shall take all reasonable actions to assist the Client in obtaining from year to year favorable opinions from the Client’s independent auditors with respect to the Custodian’s activities hereunder.

(vii)	Validity of Securities. The Custodian shall exercise reasonable care in receiving Securities but does not warrant or guarantee the form, authenticity, value or validity of any Security received by the Custodian. If the Custodian becomes aware of any defect in title or forgery of any Security, the Custodian shall promptly notify the Client.

(viii)	Capacity of Custodian. The Custodian is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Client, and the Custodian’s duty is solely to act as a Custodian in accordance with the terms of this Agreement.

(ix)	Forwarded Information. The Custodian is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material provided under Section 6(B)(iv) of this Agreement not prepared by the Custodian including the accuracy or completeness of any translation provided by the Custodian in regard to such forwarded communication.

11.	SUBROGATION

To the extent permissible by law or regulation and upon the Client’s request, the Client shall be subrogated to the rights of the Custodian with respect to any claim for any loss, damage or claim suffered by the Client, in each case to the extent that the Custodian fails to pursue any such claim or the Client is not made whole in respect of such loss, damage or claim. Notwithstanding any other provision hereof, in no event is the Custodian obliged to bring suit in its own name or to allow suit to be brought in its name, unless required as a matter of law to permit the Client to pursue any claim in its own right.

12.	INDEMNITY

(A)	Indemnity to the Custodian. The Client agrees to indemnify the Custodian and to defend and hold the Custodian harmless from all losses, costs, damages and expenses (including reasonable legal fees) and liabilities for any claims, demands or actions (each referred to as a “Loss”), incurred by the Custodian in connection with this Agreement, except any Loss resulting from the Custodian’s negligence, willful misconduct or fraud. Under no circumstances will the Client be liable to the Custodian for consequential loss or damage, even if advised of the possibility of such loss or damage.

(B)	Client’s Direct Liability. The disclosure by the Client to the Custodian that the Client has entered into this Agreement as the agent or representative of another person shall not relieve the Client of any of its obligations under this Agreement.

GCSA 2000 - V.11.9.2002 (Std/Neg)

13.	LIEN AND SET OFF

(A)	Lien. In addition to any other remedies available to the Custodian under applicable law, the Custodian shall have, and the Client hereby grants, a continuing general lien on all Securities to the extent the Custodian has made payment for any Securities at anytime a Cash Account has insufficient funds to cover that payment.

(B)	Set Off. To the extent permitted by applicable law and in addition to any other remedies available to the Custodian under applicable law, the Custodian may, upon receipt of Instructions and with prior notice to the Client, set off any payment obligation owed to it by the Client in connection with all liabilities arising under this Agreement against any payment obligation owed by it to the Client under this Agreement regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

14.	FEES AND EXPENSES

The Client agrees to pay all fees, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule, which may be changed from time to time by the Custodian upon prior written notice to the Client, together with any other amounts payable to the Custodian under this Agreement. The Custodian shall invoice the Client on a monthly basis for all fees and charges incurred during the preceding month. Upon receipt of Instructions, the Custodian may debit the appropriate Cash Account to pay such fees and charges as are authorized by the Client.

15.	CITIGROUP ORGANISATION INVOLVEMENT

The Client agrees and understands that any member of the Citigroup Organization can engage as principal or otherwise in any transaction effected by the Client or by any person for its account and benefit, or by or on behalf of any counterparty or issuer. When instructed to effect any transactions (particularly foreign exchange transactions), the Custodian is entitled to effect any transaction by or with itself or any member of the Citigroup Organization and to pay or keep any fee, commissions or compensation as specified in the Client’s Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

16.	RECORDS AND ACCESS

(A)	Reports. The Custodian shall provide to the Client the reports set forth on Schedule B in the Custodian’s standard format. In addition, the Custodian shall provide such additional or other reports in such formats as the Custodian and the Client may from time to time agree.

(B)	Examination of Statements. The Client shall examine each statement sent by the Custodian and notify the Custodian in writing within sixty (60) days of the date of such statement of any discrepancy between Instructions given by the Client and the position shown on the statement and of any other errors known to the Client. Absent such notification, the Custodian’s liability for any loss or damage in regard to such discrepancy or errors shall not accrue beyond such sixty (60) days.

(C)	Access to Records. The Custodian shall allow the Client and its independent public accountants, agents or regulators reasonable access to the records of the Custodian relating to Securities or Cash as is required by the Client in connection with an examination of the books and records pertaining to the affairs of the Client and will seek to obtain such access from each Subcustodian and Clearance System. The Custodian shall provide to the Client, at the Client’s expense, copies of such books and records to the extent available to the Custodian as the Client may reasonably request from time to time.

GCSA 2000 - V.11.9.2002 (Std/Neg)

(D)	Books and Records. Books and records pertaining to the Client shall be prepared and maintained as required by the Investment Company Act of 1940, as amended (the “1940 Act”), and other applicable securities laws, rules and regulations as they relate to custodial services..

17.	INFORMATION

The Custodian will treat information related to the Client as confidential but, unless prohibited by law, the Client authorizes the transfer or disclosure of any information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and agents of the Custodian and third parties selected by any of them, wherever situated, who require such information in order to provide the services being provided under this Agreement, for confidential use in connection with the provision of services to the Client (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information as required by any law, court, regulator or legal process; provided that any such party will furnish only that portion of the information that it is advised by its legal counsel is required and will exercise all commercially reasonable efforts to obtain confidential treatment of the information disclosed.

Each party shall treat the terms of this Agreement, including any Fee Schedule, as confidential in accordance with the foregoing paragraph.

18.	ADVERTISING

Neither the Client nor the Custodian shall display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of Citigroup, Inc. or any subsidiary of Citigroup, Inc. without prior written approval from Citigroup, Inc. or the subsidiary concerned; provided the Client may disclose the Custodian’s name in the Client’s prospectus and any other regulatory filings. The Client shall not advertise or promote any service provided by the Custodian without the Custodian’s prior written consent.

19.	TERMINATION

(A)	Date of Termination. Any party may terminate this Agreement in whole or as between itself and the other parties hereto by giving not less than sixty (60) days’ prior written notice to such other parties.

(B)	Effect on Property. The Custodian shall deliver the Securities and Cash as instructed by the Client. If by the termination date the Client has not given instructions to deliver any Securities or Cash, the Custodian will continue to safekeep such Securities and/or Cash until the Client provides such instructions to effect a free delivery of such. However, the Custodian will provide no other services with respect to any such Securities except to collect and hold any cash distributions. Notwithstanding termination of this Agreement or any Instruction, the Custodian may retain sufficient Securities or Cash to close out or complete any transaction that the Custodian will be required to settle on the Client’s behalf.

(C)	Surviving Terms. The rights and obligations contained in Sections 7, 10, 12, 13, 17, 18 and 20 of this Agreement shall survive the termination of this Agreement.

20.	FOREIGN SUBCUSTODIANS

(A)	Foreign Custody Manager:

In addition to the duties and obligations of the Custodian under this Agreement, with respect to Securities and Cash in such jurisdictions as the Custodian provides custody services under this

GCSA 2000 - V.11.9.2002 (Std/Neg)

Agreement for the Client, the Client desires to have the Custodian assume and discharge the responsibility of the Client’s board of directors (hereinafter the “Board”) to select, contract with and monitor certain custodians of non-U.S. assets of the Client held by the Custodian pursuant to this Agreement. The Custodian agrees to accept the delegation and to perform the responsibility as provided herein.

Accordingly, the Client on behalf of the Board hereby delegates to the Custodian, and the Custodian hereby accepts the delegation to it, of the obligation to serve as the Client’s “Foreign Custody Manager” (as defined in Rule 17f-5(a)(3) under the 1940 Act) in respect to the Client’s foreign investments held from time to time by the Custodian with any Subcustodian that is an Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1)). Foreign investments are any Securities for which the primary market is outside the United States of America.

As Foreign Custody Manager, the Custodian shall:

(i)	select Eligible Foreign Custodians to serve as foreign custodians and place and maintain the Client’s foreign investments with such foreign custodians;

(ii)	in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)- (iv);

(iii)	enter into written agreements with each Eligible Foreign Custodian selected by the Custodian hereunder;

(iv)	determine that the written contract with each Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

(v)	provide written reports (x) notifying the Board of the placement of foreign investments with each Eligible Foreign Custodian, such reports to be provided at such time as the Board deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian;

(vi)	monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodians selected hereunder and (y) the governing contractual arrangements; it being understood, however, that in the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care or would no longer meet the requirements of Rule 17f-5, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions with respect to the disposition of the foreign investments; and

(vii)	exercise such reasonable care, prudence and diligence in serving as the Foreign Custody Manager as the Custodian exercises in performing its responsibility under this Agreement for the safekeeping of the Client’s Securities and Cash.

Nothing in this paragraph shall relieve the Custodian of any responsibility otherwise provided in this Agreement for loss or damage suffered by the Client from an act of negligence, willful misconduct or fraud on the part of the Custodian. Nothing in Section 20 shall require the Custodian to make any selection on behalf of the Client that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country, including, but not limited to, such country’s financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

GCSA 2000 - V.11.9.2002 (Std/Neg)

(B)	Eligible Securities Depositories:

(i)	The Custodian may deposit and/or maintain assets of the Client that consist of Foreign Assets (as defined in Rule 17f-5 under the Investment Company Act of 1940) only in a Clearance System located outside of the United States of America that the Custodian has determined satisfies the requirements of Rule 17f-7(b)(1) as an Eligible Securities Depository. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change known to the Custodian that would adversely effect the Custodian’s determination that a Clearance System is an Eligible Securities Depository.

(ii)	The Custodian shall provide the Client (or Bessemer Investment Management LLC, its investment adviser) with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A). The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable, shall promptly notify the Client (or is duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule 17f-7(a)(1)(i)(B).

(iii)	The Custodian agrees to exercise the same care, prudence and diligence in performing the duties set forth in this Section 20 as the Custodian exercises in performing its other responsibilities under this Agreement.

(iv)	In performing its obligations under this Agreement, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant its completeness or accuracy and has no duty to verify or confirm any such information. Except as provided in this Section 20, the Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other Clearance System or any existing or proposed standards for securities depositories.

(v)	Upon the receipt of Instructions, the Custodian shall withdraw securities from any Eligible Securities Depository to the extent and as soon as reasonably practicable; provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

(C)	Termination:

(i)	The Client may terminate this delegation upon written notice to the Custodian.

(ii)	The Custodian may terminate its acceptance of this delegation in regard to acting as Foreign Custody Manager or its obligation to make the determination or provide the analysis and monitoring in regard to Eligible Securities Depositories upon ninety (90) days written notice to the Client.

21.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

GCSA 2000 - V.11.9.2002 (Std/Neg)

(B)	Jurisdiction. The courts of the State of New York shall have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)	Venue. Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 21(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)	Sovereign Immunity. The Client and the Custodian each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

22.	MISCELLANEOUS

(A)	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with the schedules. The Custodian may notify the Client of terms which are applicable to the provision of services in the location of a particular office and such terms shall be contained in a schedule and shall supplement this Agreement in relation to that office. In case of inconsistency with the rest of this Agreement, such terms shall prevail in relation to that office.

Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Custodian.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions shall remain in full force and effect (as shall that provision under any other law).

(C)	Waiver of Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement shall constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement shall not be deemed to be a waiver of any right or remedy the Client or the Custodian may have under applicable law.

(D)	Recordings. The Client and the Custodian consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Further Information. The Client agrees to execute further documents and provide materials and information as may be reasonably requested by the Custodian to enable it to perform its duties and obligations under this Agreement.

(F)	Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Custodian may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Client.

(G)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

(H)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

GCSA 2000 - V.11.9.2002 (Std/Neg)

CITIBANK, N.A.		Old Westbury Funds, Inc

By:	/S/ Michael Hayes	By:	/S/ Peter Artemiou
Name:	Michael Hayes	Name:	Peter Artemiou
Title:	Vice President	Title:	Vice President

GCSA 2000 - V.11.9.2002 (Std/Neg)

SCHEDULE A

Old Westbury Global Small Cap Fund

Old Westbury Real Return Fund

GCSA 2000 - V.11.9.2002 (Std/Neg)

SCHEDULE B

CITIDIRECT FOR SECURITIES - REPORTS

CitiDirect for Securities
Position Statements
• Settled Position by:
- Location
- Description
- Maturity
• Statement Deposits by:
- Account
- CUSIP
• Statutory Deposits by Account

Position Valuations
• Position Valuation
- Security
- Value

Pending and Failed Transactions
• Trade Details by ‘Trade Date’ and ‘Settlement Date’
- Actual Fails
- Pending Trades
- All Fails
- Contractual Postings
- Pre-Matched Trades
- Open Pending Trades
- 3rd Party Loans

Settled Transactions
• Settled Transaction Listing by:
- Actual Settlement Date
- Trade Date
- Transaction Type
- 3rd Party Loans

GCSA 2000 - V.11.9.2002 (Std/Neg)

SCHEDULE B

CORPORATE ACTIONS

CitiDirect for Securities
Corporate Actions Information
• Corporate Actions Notices
- By Event Type
- By Event Stage
- By Ex Date
- By ‘Reply-By’ Date
• New and Amended
- By Event Type
- By Event Stage
- By Ex Date
- By ‘Reply-By’ Date
• Responses
- By Event Type
- By Event Stage
- By Ex Date
- By ‘Reply-By’ Date

CASH REPORTS

CitiDirect for Securities
Standard Reports
• Balances:
- Branch
- Currency
- Accrued Interest
• Ledger Statement (by Value Date and Posted Date)
• Principal & Income (by Value Date and Posted Date)
• Cash Transactions (by Value Date and Posted Date)
• Cash Projections (by Currency and Transaction Type)
• Income Projections
- Assured Income
- By Branch / Agent
- By Event Pay Date
- By Ex Date
• Paid Income
- Assured Income
- By Branch / Agent
- By Event Pay Date
- By Ex Date
- By Posted Date
- US Income Listing

GCSA 2000 - V.11.9.2002 (Std/Neg)